Exhibit 99.1
NanoString Technologies Releases Fourth Quarter and
Full Year 2018 Operating Results and Provides 2019 Outlook
SEATTLE - March 7, 2019 - NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today reported financial results for the fourth quarter and year ended December 31, 2018.
Fourth Quarter Financial Highlights
•Product and service revenue of $23.6 million, 12% year-over-year growth

•	Consumables revenue of $15.3 million, including $2.2 million of Prosigna® IVD kits, 15% year-over-year growth

•	Instrument revenue of $5.9 million, 1% year-over-year decline

•	Service revenue of $2.5 million, 36% year-over-year growth

•	Collaboration revenue recognized of $6.4 million and cash received from collaborators of $3.8 million
Full Year 2018 Financial Highlights

•	Product and service revenue of $83.5 million, 16% year-over-year growth

•	Consumables revenue of $53.3 million, including $9.4 million of Prosigna IVD kits, 18% year-over-year growth

•	Instrument revenue of $21.4 million, 3% year-over-year growth

•	Service revenue of $8.8 million, 44% year-over-year growth

•	Collaboration revenue of $23.2 million and cash received from collaborators of $23.6 million
“Our record product and service revenue in 2018 was driven by a growing nCounter installed base and strong consumable pull-through and we believe we can deliver double-digit revenue growth in our core nCounter business in 2019,” said Brad Gray, president and CEO of NanoString. “Interest in our GeoMx Digital Spatial Profiler has consistently exceeded our expectations and we expect to accelerate our top-line growth in the second half of 2019 following the commercial launch of GeoMx.”
Recent Business Highlights
nCounter Platform

•	Grew installed base to approximately 730 nCounter Analysis Systems at December 31, 2018, representing 21% growth over the prior year

•
Announced that the National Institute for Health and Care Excellence (NICE) in the United Kingdom issued a recommendation that includes the use of the Prosigna® Breast Cancer Gene Signature Assay result to guide adjuvant chemotherapy decisions for early-stage breast cancer patients

•	Presented the highlights of more than 40 nCounter-based research abstracts at the 60th Annual Meeting of the American Society of Hematology

•	Announced more than 40 scientific abstracts at the San Antonio Breast Cancer Symposium in December

•	Surpassed 2,300 cumulative peer-reviewed publications of studies utilizing nCounter technology
GeoMx DSP Platform

•	Installed the first seven GeoMx Digital Spatial Profiler beta systems as of March 7, 2019

•	Announced that the GeoMx Priority Site program was over-subscribed, yielding pre-orders for more than 30 instruments

•	In December, researchers from Genentech published a review of the GeoMx Digital Spatial Profiler in the Journal of Pathology

•	Announced the highlights of three oral and six poster presentations on the GeoMx Digital Spatial Profiler at the 2019 Advances in Genome Biology and Technology (AGBT) conference
Hyb & Seq Platform

•	Presented data from three new studies including customer collaborations in oncology and infectious disease at the 2019 AGBT conference
Finance

•
Expanded our revolving line of credit with Silicon Valley Bank to provide additional potential working capital to support the GeoMx Digital Spatial Profiler launch. The amended and restated facility permits aggregate borrowings of up to $20 million, expands the parameters used to calculate the available borrowing base and extends the maturity of the facility to November 16, 2021.

Fourth Quarter Financial Results
Product and service revenue for the three months ended December 31, 2018 increased by 12% to $23.6 million compared to $21.0 million for the three months ended December 31, 2017. Instrument revenue was $5.9 million, a reduction of 1% compared to the prior year period. Consumables revenue, excluding Prosigna, was $13.1 million, an increase of 14% compared to the prior year period, with growth driven primarily by sales of our panel products. Prosigna IVD kit revenue was $2.2 million, an increase of 24% compared to the prior year period, as more testing laboratories commenced providing services and testing volumes increased, most significantly in territories outside of the United States. Service revenue was $2.5 million, an increase of 36% compared to the prior year period, reflecting increased service contracts associated with our growing installed base of nCounter instruments, as well as demand for our GeoMx DSP Technology Access Program. Gross margin on product and service revenue was 54% compared to 56% in the prior year period, reflecting a greater mix of SPRINT as a percentage of instrument sales in the current quarter.
Collaboration revenue totaled $6.4 million, compared to $14.2 million for the prior year period, and was derived primarily from our collaborations with Lam Research and Celgene Corporation. The prior year period included, in addition to revenue derived from our Lam and Celgene collaborations, the accelerated recognition of $11.6 million of deferred revenue related to our Merck collaboration as a result of Merck electing not to pursue a PMA filing for the companion diagnostic under development. Cash received from collaborators totaled $3.8 million, primarily reflecting expected activity relating to our collaboration with Lam Research.
Research and development expense increased by 21% to $16.5 million compared to $13.7 million for the prior year period, reflecting investments in new products and technologies under development, including our GeoMx DSP and Hyb & Seq technologies. Selling, general and administrative expense increased by 3% to $20.3 million compared to $19.7 million for the prior year period, primarily reflecting higher accounting and professional fees relating to our compliance with the Sarbanes Oxley Act.
Net loss was $21.1 million, or a loss of $0.68 per share, compared with $8.8 million, or $0.34 per share for the prior year period, reflecting primarily the differences in collaboration revenue recognized and the increased investments in research and development in the current quarter.
Full Year 2018 Financial Results
Product and service revenue for 2018 increased by 16.0% to $83.5 million compared to $72.0 million for 2017. Instrument revenue was $21.4 million, an increase of 3% compared to the prior year. Consumables revenue, excluding Prosigna, was $43.8 million for 2018, an increase of 14% compared to the prior year. Prosigna IVD kit revenue was $9.4 million, an increase of 40% compared to the prior year. Service revenue was $8.8 million, an increase of 44% compared to the prior year. Collaboration revenue totaled $23.2 million and cash received from collaborators was $23.6 million, compared to $42.9 million and $22.7 million, respectively, for the prior year. Gross margin on product and service revenue was 57% compared to 56% in 2017.
Research and development expense increased by 31% to $61.6 million as compared to $46.9 million for the prior year. Selling, general and administrative expense increased by 5% to $78.2 million compared to $74.3 million for the prior year.
Net loss for 2018 was $77.4 million, or $2.78 per share compared with $43.6 million, or a loss of $1.84 per share for the prior year.
The company ended 2018 with approximately $94.0 million of cash, cash equivalents, and short-term investments.
Outlook for 2019
The company, based on its plans and initiatives for 2019, expects to record results approximately as presented below.

•	Product and service revenue of $98 million to $103 million, including approximately $6 million to $8 million of revenue recorded from sales of GeoMx DSP

•	Total revenue of $118 million to $123 million, which includes product and service revenue plus approximately $20 million of collaboration revenue

•	Gross margin on product and service revenue of 57% to 59%

•	Selling, general and administrative expenses of $82 million to $84 million

•	Research and development expenses of $62 million to $64 million, to be partially offset by approximately $20 million expected to be received from Lam Research

•	GAAP net loss of $74 million to $78 million

•	Net loss per share of $2.30 to $2.45

•	Expect total cash burn of $55 million to $60 million for 2019

Conference Call
Management will host a conference call today beginning at 1:30 pm PT / 4:30 pm ET to discuss these results and answer questions. Individuals interested in listening to the conference call may do so by dialing (888) 793-9492 for domestic callers, or (734) 385-2643 for international callers. Please reference Conference ID 4080336. To listen to a live webcast, please visit the investor relations section of the company’s website at www.nanostring.com. A replay of the call will be available beginning March 7, 2019 at 7:30pm ET through midnight ET on March 14, 2019. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 4080336. The webcast will also be available on the company’s website for one year following the completion of the call.
About NanoString Technologies, Inc.
NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company's nCounter Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 2,300 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's technology is also being used in diagnostics. The Prosigna® Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer. In addition, the company is collaborating with biopharmaceutical companies to develop companion diagnostics that may be used to identify which patients are most likely to respond to a particular therapeutic treatment. For more information, please visit www.nanostring.com. For more information, please visit www.nanostring.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expectations for future revenue growth, the impact of new products and expansion into new markets, the company’s anticipated uses of amounts borrowed under its credit facilities, the growth trajectory of the company’s nCounter franchise, the anticipated launch of new platforms, the anticipated increases to the company’s liquidity, the anticipated benefits of the company’s collaboration relationships, the timing of development funding and the company’s estimated 2019 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.
The NanoString logo, NanoString, NanoString Technologies, GeoMx, Hyb & Seq, SPRINT, nCounter and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.
Contact
Doug Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenue:
Instruments	$5,850	$5,890	$21,441	$20,839
Consumables	13,069	11,505	43,847	38,311
In vitro diagnostic kits	2,211	1,782	9,445	6,745
Services	2,511	1,843	8,790	6,115
Total product and service revenue	23,641	21,020	83,523	72,010
Collaboration	6,391	14,214	23,209	42,895
Total revenue	30,032	35,234	106,732	114,905
Costs and expenses:
Cost of product and service revenue	10,793	9,188	36,331	31,880
Research and development	16,531	13,675	61,599	46,888
Selling, general and administrative	20,299	19,745	78,195	74,334
Total costs and expenses (a) (b)	47,623	42,608	176,125	153,102
Loss from operations	(17,591)	(7,374)	(69,393)	(38,197)
Other income (expense):
Interest income	505	260	1,331	809
Interest expense	(2,633)	(1,568)	(7,431)	(6,153)
Other income (expense)	(1,328)	(2)	(1,658)	183
Total other income (expense), net	(3,456)	(1,310)	(7,758)	(5,161)
Net loss before provision for income taxes	(21,047)	(8,684)	(77,151)	(43,358)
Provision for income taxes	(64)	(67)	(249)	(204)
Net loss	$(21,111)	$(8,751)	$(77,400)	$(43,562)
Net loss per share, basic and diluted	$(0.68)	$(0.34)	$(2.78)	$(1.84)
Shares used in calculating basic and diluted net loss per share	30,853	25,392	27,883	23,731

(a) Includes $2.8 million and $3.2 million of stock-based compensation expense for the three months ended December 31, 2018 and 2017, respectively, and $11.5 million and $11.4 million for the years ended December 31, 2018 and 2017, respectively.

(b) Includes $1.1 million and $0.9 million of depreciation and amortization expense for the three months ended December 31, 2018 and 2017, respectively, and $4.1 million and $3.4 million for the years ended December 31, 2018 and 2017, respectively.

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$24,356	$26,136
Short-term investments	69,641	51,419
Accounts receivable, net	17,279	19,564
Inventory	13,173	20,057
Prepaid expenses and other	7,258	4,745
Total current assets	131,707	121,921
Property and equipment, net	15,171	14,057
Other assets	680	784
Total assets	$147,558	$136,762
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,636	$4,092
Accrued liabilities	3,705	4,507
Accrued compensation and other employee benefits	12,060	8,634
Customer deposits	8,167	8,945
Deferred revenue, current portion	9,890	9,229
Deferred rent, current portion	657	512
Total current liabilities	43,115	35,919
Deferred revenue, net of current portion	1,620	3,304
Deferred rent and other liabilities, net of current portion	7,558	8,499
Long-term debt, net of discounts	58,396	48,931
Total liabilities	110,689	96,653
Total stockholders’ equity	36,869	40,109
Total liabilities and stockholders’ equity	$147,558	$136,762